Exhibit 4.1

FIRST AMENDMENT

FIRST AMENDMENT, dated as of November 11, 2005 (the “Amendment”), to the Rights Agreement, dated as of February 17, 2003 (the “Rights Agreement”), by and between Compex Technologies, Inc., a Minnesota corporation (the “Company”) and Registrar and Transfer Company (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company has deemed it to be in the best interests of the Company to amend the Rights Agreement upon the terms and subject to the conditions set forth herein to accommodate the proposed merger of Encore-Snow Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Encore Medical Corporation, a Delaware corporation (“Parent”), with and into the Company pursuant to the terms of an Agreement and Plan of Merger proposed to be entered into among the Company, Parent and Merger Sub (the “Merger”); and

WHEREAS, pursuant to the terms of the Rights Agreement, the Company has delivered an officer’s certificate to the Rights Agent which states that the proposed amendment has been approved by a majority of the Board of Directors of the Company and is in compliance with the terms of Section 17 of the Rights Agreement regarding supplements and amendments.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Rights Agent agree to amend the Rights Agreement as follows:

1. Subject to the terms of paragraph 2 below, the definition of “Exempt Person” contained in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Exempt Person” shall mean (i) any wholly-owned Subsidiary of the Company, (ii) any employee benefit plan of the Company or of a Subsidiary of the Company, (iii) any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan, and (iv) Encore-Snow Acquisition Corp., Encore Medical Corporation, and their respective Associates and Affiliates.

2. If the Merger shall not have been consummated by April 30, 2006, the provisions of this Amendment shall be null and void and of no further force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

REGISTRAR AND TRANSFER COMPANY

By/s/ William P. Tatler
Its Vice President

COMPEX TECHNOLOGIES, INC.

By:/s/ Dan Gladney _______
Its: Chairman and CEO